Exhibit 99.1

Vaxart Provides Business Update and Reports Third Quarter 2026 Financial Results

Topline data from 400-person sentinel safety cohort and approximately 5,000 patients in main cohort Phase 2b COVID-19 trial anticipated by mid-year 2027

Expanded intellectual property portfolio with new European patent that further protects core IP for Vaxart's oral recombinant norovirus vaccine candidate

Appointed Raquel “Rocky” C. Bono, M.D., Vice Admiral, U.S. Navy (Ret.), a nationally recognized healthcare executive and physician leader to its Board of Directors

Live stockholder fireside chat scheduled for November 6, 2026, at 4:30 p.m. ET

SOUTH SAN FRANCISCO, Calif., November 5, 2026 -- Vaxart, Inc. (OTCQX: VXRT) ("Vaxart" or the "Company"), a clinical-stage biotechnology company developing oral recombinant vaccines administered via tablet, today announced its business update and financial results for the third quarter of 2026.

"During the third quarter, the Vaxart team worked diligently to advance our Phase 2b COVID-19 trial," said Steven Lo, Chief Executive Officer of Vaxart. "The release of the topline efficacy and safety data from the main cohort remains a top priority, and we continue to actively work toward completion of analytical testing and disclosure of the trial results, in collaboration with our partner BARDA. In parallel, we continue to reinforce our competitive positioning, recently expanding our global intellectual property portfolio with a key European patent protecting our oral recombinant norovirus vaccine candidate and derivatives thereof. Beyond our clinical work, we remain focused on expanding board governance and fostering open dialogue with our retail stockholders as highlighted by the addition of Dr. Raquel Bono to our Board as Chair of our newly established Stockholder Engagement Committee."

Recent Business Highlights

COVID-19 Program Update

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The Company expects to release topline efficacy and safety data from the complete study, comprising the 400 participants in the sentinel safety cohort and approximately 5,000 participants in the main cohort, by mid-year 2027.

BARDA COVID-19 Contract Update

●	As of September 30, 2026, Vaxart has received cumulative cash payments of $278.0 million associated with the BARDA contract awarded in 2024.

Norovirus Vaccine Developments

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In August 2026, Vaxart announced receipt of a new patent from the European Patent Office for key aspects of Vaxart's room-temperature stable, needle-free pill technology for the use of against norovirus. The patent extends the Company’s intellectual property protection through at least 2036 across major European jurisdictions, including Germany, France, Italy, Spain and the United Kingdom.

Influenza Program Developments

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In October 2026, Vaxart announced the publication of positive preclinical study results for its second-generation vaccine candidate, VXA-H5-02, against Highly Pathogenic Avian Influenza (HPAI) H5N1. The results demonstrated complete protection against a fatal dose of the current dominant virus strain.

Corporate Governance Enhancements

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In October 2026, the Company announced the appointment of Retired Vice Admiral Raquel C. Bono, M.D., to its Board of Directors. Dr. Bono, a board-certified surgeon and former Director of the Defense Health Agency, brings extensive leadership, public health and governance experience. Dr. Bono was appointed pursuant to the Cooperation Agreement Vaxart entered into with a group of its stockholders in July 2026. She will serve as Chair of the Stockholder Engagement Committee and as a member of the Nominating and Governance Committee and the Clinical and Regulatory Affairs Committee.

Financial Results for the Third Quarter Ended September 30, 2026

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Cash, cash equivalents, and short-term investments totaled $65.5 million as of September 30, 2026. Vaxart currently anticipates cash runway into the second quarter of 2027. The Company remains aggressive in exploring various strategies to extend its cash runway through business development partnerships and non-dilutive funding options, with the goal of achieving its upcoming clinical and regulatory milestones and maximizing stockholder value.

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Revenue for the third quarter of 2026 was $10.6 million, compared to $72.4 million for the third quarter of 2025. Revenue in the third quarter of 2026 and the third quarter of 2025 was primarily from government contracts related to the BARDA contract awarded in June 2024, with third quarter 2026 also including revenue recognized from the Dynavax license and collaboration agreement signed in November 2025.

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Research and development expenses were $22.8 million for the third quarter of 2026, compared to $75.9 million for the third quarter of 2025. The decrease is primarily due to a decrease in clinical trial expenses related to our COVID-19 and norovirus vaccine candidates, personnel costs, facilities costs and manufacturing costs.

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General and administrative expenses were $5.1 million for the third quarter of 2026, compared to $4.3 million for the third quarter of 2025. The net increase is primarily due to an increase in professional and legal fees.

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Vaxart reported a net loss of $17.7 million for the third quarter of 2026, compared to a net loss of $8.1 million for the third quarter of 2025. Net loss per share for the third quarter of 2026 was ($0.07), compared to a net loss per share of ($0.04) for the third quarter of 2025.

Stockholder Fireside Chat
Vaxart will host a live stockholder fireside chat to answer frequently asked stockholder questions on Friday, November 6, 2026, at 4:30 p.m. ET.

A live webcast of the fireside chat will be available in the Investor section on the Company’s website at www.vaxart.com. Questions may be submitted in advance to ir@vaxart.com.

About Vaxart
Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the Company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus, and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results and timing of results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements, including statements contained in the quotations of Vaxart’s management in this press release. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “anticipate,” “plan,” "target," "seek," "intend," "may," "predict," "project," "would," and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements regarding the potential of VXA-H5-02 and Vaxart’s oral mucosal vaccine platform to induce protective immune responses against H5N1 or other influenza strains in humans; Vaxart’s ability to maintain or extend its intellectual property protection; Vaxart’s ability to develop and commercialize its product candidates; and Vaxart’s expectations regarding the role of its platform in influenza prevention and pandemic preparedness. These forward-looking statements are based on current expectations, estimates, forecasts, and projections about the industry and markets in which Vaxart operates as well as management’s current beliefs and assumptions. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; and other risks and uncertainties described in the “Risk Factors” sections of Vaxart’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission, which are available on the SEC’s website at www.sec.gov. The forward-looking statements in this press release speak only as of the date of this press release. Vaxart undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Contact
Vaxart Media and Investor Relations:
FINN Partners
IR@vaxart.com

Vaxart, Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2026	2025
	(Unaudited)	(1)
	(in thousands)
Assets
Cash and cash equivalents	$35,117	$53,814
Short-term investments	30,427	9,993
Accounts receivable	21,027	14,564
Unbilled receivable from government contracts	9,471	36,781
Prepaid expenses and other assets	30,959	21,510
Property and equipment, net	5,008	5,433
Prepaid clinical services, long-term	-	25,218
Right-of-use assets, net	9,386	11,432
Intangible assets, net	2,278	2,826
Goodwill	4,508	4,508
Total assets	$148,181	$186,079

Liabilities and stockholders’ equity
Accounts payable	$29,775	$21,496
Deferred government revenue	57	68
Deferred collaboration revenue	6,322	14,976
Accrued and other liabilities	33,166	48,696
Operating lease liability	7,222	8,985
Liability related to sale of future royalties	5,346	4,060
Total liabilities	81,888	98,281
Stockholders’ equity	66,293	87,798
Total liabilities and stockholders’ equity	$148,181	$186,079

(1)

Derived from the audited consolidated financial statements of Vaxart, Inc. for the year ended December 31, 2025, included on the Form 10-K filed with the Securities and Exchange Commission on March 13, 2026.

Vaxart, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	QTD		YTD

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	( in thousands, except share and per share amounts )

Revenue	$10,620	$72,413	$77,032	$133,019
Operating expenses:
Research and development	22,829	75,947	85,996	156,426
General and administrative	5,074	4,277	16,318	13,942
Total operating expenses	27,903	80,224	102,314	170,368
Operating loss	-17,283	-7,811	-25,282	-37,349
Other expense, net	-94	-313	-352	-1,237
Loss before income taxes	-17,377	-8,124	-25,634	-38,586
Provision for income taxes	312	17	370	132
Net loss	$(17,689)	$(8,141)	$(26,004)	$(38,718)
Net loss per share, basic and diluted	$(0.07)	$(0.04)	$(0.11)	$(0.17)
Shares used in computing net income (loss) per share, basic and diluted	243,143,667	228,926,340	241,986,284	228,405,929